UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                        Washington D.C.  20549


                              SCHEDULE 13D


               Under the Securities Exchange Act of 1934
                            (Amendment No. 9)


                       CITADEL HOLDING CORPORATION
- -----------------------------------------------------------------------------
                              (Name of Issuer)

                  COMMON STOCK, PAR VALUE $.01 PER SHARE
- -----------------------------------------------------------------------------
                       (Title of Class of Securities)

                                172862104
- -----------------------------------------------------------------------------
                             (CUSIP Number)

                           David Lamoreaux, Esq.
                       Tucson Electric Power Company
                           220 West Sixth Street
                               P.O. Box 711
                          Tucson, Arizona  85702
                              (602) 884-3655
- ----------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                March 16, 1994
- ----------------------------------------------------------------------------
          (Date of Event which Requires filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box.

     Check the following box if a fee is being paid with the statement. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)







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                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Santa Cruz Resources Inc.
        IRS No. 86-0544331

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY


4.   SOURCE OF FUNDS

        WC AF  See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

        0  See Item 5

8.   SHARED VOTING POWER

        0

9.   SOLE DISPOSITIVE POWER

        0  See Item 5

10.  SHARED DISPOSITIVE POWER

        0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0  See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0%

14.  TYPE OF REPORTING PERSON

       CO

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                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Sierrita Resources Inc.
       IRS No. 86-0543621

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

        AF BK  See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

        0  See Item 5

8.   SHARED VOTING POWER

        0

9.   SOLE DISPOSITIVE POWER

        0  See Item 5

10.  SHARED DISPOSITIVE POWER

        0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0  See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0%

14.  TYPE OF REPORTING PERSON

        CO HC

                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Tucson Electric Power Company
       IRS No. 86-0062700

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

       AF  See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Arizona

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

       0  Item 5

8.   SHARED VOTING POWER

       0

9.   SOLE DISPOSITIVE POWER

       0  See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0  See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0%

14.  TYPE OF REPORTING PERSON

       CO HC

                        SCHEDULE 13D


CUSIP No. 172862104

1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Tucson Resources Inc.
       IRS No. 06-1131171

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)
                                                                   (b) X

3.   SEC USE ONLY

4.   SOURCE OF FUNDS

       BK  See Item 3

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)

6.   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7.   SOLE VOTING POWER

       0  See Item 5

8.   SHARED VOTING POWER

       0

9.   SOLE DISPOSITIVE POWER

       0  See Item 5

10.  SHARED DISPOSITIVE POWER

       0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0  See Item 5

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0%

14.  TYPE OF REPORTING PERSON

       CO

     The Filing Persons hereby amend the Statement on Schedule 13D, filed on February 3, 1987, as amended, by Tucson Resources Inc., Santa Cruz Resources Inc. ("SCR"), Sierrita Resources Inc., and Tucson Electric Power Company with respect to the Common Stock, par value $.01 per share, of Citadel Holding Corporation, a Delaware corporation (the "Company").

     1. Item 5 of the Statement entitled "Interest in Securities of the Issuer" is hereby amended as follows:

          (a)   By adding to the end of paragraph (a) thereof, the following:

     On March 16, 1994, in a transaction effected through a broker on the American Stock Exchange, SCR sold 474,744 shares of Common Stock. This transaction constituted a sale of all of the remaining shares of the Company's Common Stock held by SCR. Accordingly, SCR no longer owns or holds any of the outstanding shares of Common Stock of the Company.

          (b) By deleting paragraph (c), and adding in lieu thereof, the following:

          (c) Certain information concerning the transaction in Common Stock effected by SCR on March 16, 1994 is set forth in Appendix E annexed hereto and is incorporated herein by reference. Such transaction was effected as a sale through a broker on the American Stock Exchange.
                                  APPENDIX E

                           Santa Cruz Resources Inc.
                              For Its Own Account

                      No. of Shares     Price Per         Total
       Trade Date         Sold            Share        Sale Price
       ----------     -------------     ---------      ----------

         3/16/94         474,744           $4.50     $2,136,348.00
     The Filing Persons hereby amend the Statement on Schedule 13D, filed on February 3, 1987, as amended, by Tucson Resources Inc., Santa Cruz Resources Inc. ("SCR"), Sierrita Resources Inc., and Tucson Electric Power Company with respect to the Common Stock, par value $.01 per share, of Citadel Holding Corporation, a Delaware corporation (the "Company").

     1. Item 5 of the Statement entitled "Interest in Securities of the Issuer" is hereby amended as follows:

     (a)  By adding to the end of paragraph (a) therof,the following:

          On March 16, 1994, in a transaction effected through a broker on the American Stock Exchange, SCR sold 474,744 shares of Common Stock. This transaction constituted a sale of all of the remaining shares of the Company's Common Stock held by SCR. Accordingly, SCR no longer owns or holds any of the outstanding shares of Common Stock of the Company.

     (b) By deleting paragraph (c), and adding in lieu thereof, the following:

     (c) Certain information concerning the transaction in Common Stock effected by SCR on March 16, 1994 is set forth in Appendix E annexed hereto and is incorporated herein by reference. Such transaction was effected as a sale through a broker on the American Stock Exchange.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          SANTA CRUZ RESOURCES INC.



                                          By:     Ira R. Adler
                                          Title:  President

Dated:  3-24-94

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          SIERRITA RESOURCES INC.



                                          By:     Ira R. Adler
                                          Title:  President

Dated:  3-24-94

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          TUCSON ELECTRIC POWER COMPANY



                                          By:     Ira R. Adler
                                          Title:  Sr. Vice President

Dated:  3-24-94

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          TUCSON RESOURCES INC.



                                          By:     Ira R. Adler
                                          Title:  President

Dated:  3-24-94

                                    APPENDIX E

                             Santa Cruz Resources Inc.
                                For Its Own Account


                No. of Shares           Price Per                 Total
Trade Date          Sold                  Share                 Sale Price

 3/16/94           474,744                 $4.50              $2,136,348.00

















































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